Exhibit 99.1

News Release
USA Compression Partners, LP
100 Congress Avenue, Suite 450
Austin, Texas 78701
www.usacpartners.com

USA Compression Partners, LP Reports Third Quarter 2014 Results;

Achieves Record Revenues, Adjusted EBITDA and Adjusted Distributable Cash Flow;

Confirms 2014 Outlook

AUSTIN, Texas, October 30, 2014 —USA Compression Partners, LP (NYSE: USAC) (“USA Compression” or the “Partnership”), announced today its financial and operating results for the third quarter 2014.

Third Quarter 2014 Summary Results

•                  Record level of revenues; third quarter 2014 is up 48.7% over third quarter 2013

•                  Record level of Adjusted EBITDA; third quarter 2014 is up 45.5% over third quarter 2013

•                  Record level of adjusted distributable cash flow; third quarter 2014 is up 68.1% over third quarter 2013

•                  Quarterly cash distribution of $0.505 per common unit, an increase of 9.8% over the third quarter 2013

•                  Fleet horsepower for third quarter 2014 increased by 25.0% over third quarter 2013

•                  Average revenue generating horsepower for third quarter 2014 increased 33.3% over third quarter 2013

•                  Adjusted distributable cash flow coverage of 0.99x for the third quarter 2014

•                  Cash coverage of 2.37x for the third quarter 2014

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Operational Data
Fleet Horsepower at period end	1,452,833	1,345,173	1,162,353
Revenue Generating Horsepower at period end	1,259,387	1,200,547	1,035,664
Average Revenue Generating Horsepower	1,224,938	1,158,804	919,202
Revenue Generating Compression Units at period end	2,488	2,362	2,053
Horsepower Utilization at period end (1)	93.5%	95.0%	94.5%
Average Horsepower Utilization for the period (1)	94.0%	94.8%	94.3%

Financial Data ($ in thousands, except per-unit data)
Revenue	$57,045	$53,266	$38,362
Average Revenue Per Horsepower Per Month	$15.67	$15.48	$14.13
Gross Operating Margin	$37,615	$35,269	$26,440
Gross Operating Margin Percentage	65.9%	66.2%	68.9%
Adjusted EBITDA	$29,327	$26,866	$20,151
Adjusted EBITDA Percentage	51.4%	50.4%	52.5%
Adjusted Distributable Cash Flow	$22,955	$19,864	$13,658

(1)         Horsepower utilization is calculated as (i)(a) revenue generating horsepower plus (b) horsepower in the Partnership’s fleet that is under contract, but is not yet generating revenue plus (c) horsepower not yet in the Partnership’s fleet that is under contract not yet generating revenue and that is subject to a purchase order, divided by (ii) total available horsepower less idle horsepower that is under repair. Horsepower utilization based on revenue generating horsepower and fleet horsepower at each applicable period end was 86.7%, 89.2% and 89.1% for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively. Average horsepower utilization was 87.5%, 87.1% and 87.8% for the quarters ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

Third Quarter 2014 Financial and Operating Performance

Revenues in the third quarter of 2014 rose 48.7% to $57.0 million as compared to $38.4 million for the same period in 2013.  This was primarily the result of a 45.8% increase in contract operations revenues (excluding retail parts and services) to $55.3 million in the third quarter of 2014, compared to $37.9 million in the third quarter of 2013. This increase was driven primarily by the growth in revenue generating horsepower, including fleet growth due to the acquisition of gas lift compression assets from S&R Compression, LLC in August 2013 (the “S&R Acquisition”) and organic growth. Adjusted EBITDA rose 45.5% to $29.3 million in the third quarter of 2014 as compared to $20.2 million for the third quarter of 2013.  Adjusted distributable cash flow increased 68.1% to $23.0 million in the third quarter of 2014, compared to $13.7 million in the third quarter of last year.  Net income was $5.0 million in the third quarter of 2014, compared with net income of $1.7 million for the third quarter of 2013.

“We are reporting another quarter of record revenues, adjusted EBITDA and adjusted distributable cash flow for the third quarter of 2014,” said Eric D. Long, USA Compression’s President and Chief Executive Officer.  “As a result of our solid performance, we have announced our sixth consecutive quarterly distribution increase since our IPO, to $0.505 for the third quarter of 2014.

“We have, at this time, ordered approximately 352,000 horsepower of new compression units for delivery in 2014, as compared to our initial expectations of 220,000 horsepower,” he said. “In addition to the strength of our current operations, the Partnership has experienced strong demand for new compression units to be delivered throughout the remainder of 2014 as well as into 2015.  To date, we have ordered over 200,000 horsepower for delivery in 2015, which primarily will be delivered over the first three quarters of 2015.”

Average revenue generating horsepower increased 33.3% to 1,224,938 for the third quarter of 2014 as compared to 919,202 for the third quarter of 2013, primarily due to organic growth in our midstream compression assets and due to the S&R Acquisition and continued organic growth in our gas lift compression assets.  Average revenue per revenue generating horsepower per month increased 10.9% to $15.67 for the third quarter of 2014 as compared to $14.13 for the third quarter of 2013. This increase in average revenue per revenue generating horsepower per month was primarily due to the Partnership’s addition of gas lift compression assets, which generate higher revenue per revenue generating horsepower per month as compared to its midstream compression assets.

Gross operating margin increased 42.3% to $37.6 million for the third quarter of 2014 as compared to $26.4 million for the third quarter of 2013. Gross operating margin as a percentage of total revenues decreased to 65.9% for the third quarter of 2014 from 68.9% in the third quarter of 2013, due in part to the lower gross operating margin percentages on the Partnership’s gas lift compression assets as compared to its midstream compression assets.

Expansion capital expenditures (used primarily to purchase new compression units) were $83.4 million for the third quarter of 2014, maintenance capital expenditures totaled $3.3 million and cash interest expense was $3.1 million.

On October 23, 2014, the Partnership announced a cash distribution of $0.505 per unit on its common and subordinated units. This third quarter distribution corresponds to an annualized distribution rate of $2.02 per unit. The distribution will be paid on November 14, 2014 to unitholders of record as of the close of business on November 4, 2014. USA Compression Holdings, LLC, the owner of 41.7% of the Partnership’s outstanding limited partnership units, and Argonaut Private Equity, L.L.C. and certain other related unitholders, the owners of 16.2% of the Partnership’s outstanding limited partnership units, have elected to reinvest all of this distribution with respect to their units pursuant to the Partnership’s Distribution Reinvestment Plan. Adjusted distributable cash flow coverage for the third quarter of 2014 was 0.99x and the cash coverage ratio was 2.37x.

Liquidity and Credit Facility

The Partnership maintains a revolving credit facility of $850 million, which has a maturity date of December 2018. In addition, the revolving credit facility contains an accordion feature whereby it can be expanded to $950 million under certain conditions. As of September 30, 2014, the outstanding balance under the revolving credit facility was approximately $510 million, compared to approximately $452 million as of June 30, 2014.

Full-Year 2014 Outlook

USA Compression is confirming its full-year 2014 guidance and expects to trend to the high end of this guidance range:

•                  adjusted EBITDA range of $109.0 million to $115.0 million; and

•                  distributable cash flow range of $75.0 million to $81.0 million.

Conference Call

USA Compression Partners, LP will host a conference call today beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its third quarter 2014 performance. The call will be broadcast live over the Internet. Investors may participate either by phone or audio webcast.

By Phone:                                       Dial 888-430-8694 inside the U.S. and Canada at least 10 minutes before the call and ask for the USA Compression Partners Earnings Call.  Investors outside the U.S. and Canada should dial 719-325-2215.  The conference ID for both is 9112838.

A replay of the call will be available through November 10, 2014. Callers inside the U.S. and Canada may access the replay by dialing 888-203-1112. Investors outside the U.S. and Canada should dial 719-457-0820. The passcode for both is 9112838.

By Webcast:                          Connect to the webcast via the “Events” page of USA Compression’s Investor Relations website at http://investors.usacpartners.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About USA Compression Partners, LP

USA Compression Partners, LP is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression unit horsepower. The company partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil.  USA Compression focuses on providing compression services to infrastructure applications primarily in high volume gathering systems, processing facilities and transportation applications.  More information is available at www.usacpartners.com.

This news release includes the non-GAAP financial measures of Adjusted EBITDA, gross operating margin, distributable cash flow and adjusted distributable cash flow.

The Partnership’s management views Adjusted EBITDA as one of its primary financial measures in evaluating the results of the Partnership’s business, and the Partnership tracks this item on a monthly basis both as an absolute amount and as a percentage of revenue compared to the prior month, year-to-date and prior year and to budget. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization expense, unit-based compensation expense, loss (gain) on sale of assets, management fees, impairment of compression equipment, and transaction expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management and external users of its financial statements, such as investors and commercial banks, to assess:

•                                          the financial performance of the Partnership’s assets without regard to the impact of financing methods, capital structure or historical cost basis of the Partnership’s assets;

•                                          the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•                                          the ability of the Partnership’s assets to generate cash sufficient to make debt payments and to make distributions; and

•                                          the Partnership’s operating performance as compared to those of other companies in its industry without regard to the impact of financing methods and capital structure.

The Partnership believes that Adjusted EBITDA provides useful information to investors because, when viewed with GAAP results and the accompanying reconciliations, it provides a more complete understanding of the Partnership’s performance than GAAP results alone. The Partnership also believes that external users of its financial statements benefit from having access to the same financial measures that management uses in evaluating the results of the Partnership’s business.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance and liquidity. Moreover, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

Gross operating margin, a non-GAAP financial measure, is defined as revenues less cost of operations, exclusive of depreciation and amortization expense. The Partnership’s management believes that gross operating margin is useful as a supplemental measure of the Partnership’s operating profitability. Gross operating margin is impacted primarily by the pricing trends for service operations and cost of operations, including labor rates for service technicians, volume and per unit costs for lubricant oils, quantity and pricing of routine preventative maintenance on compression units and property tax rates on compression units. Gross operating margin should not be considered an alternative to, or more meaningful than, operating income or any other measure of financial performance presented in accordance with GAAP. Moreover, gross operating margin as presented may not be comparable to similarly titled measures of other companies. Because the Partnership capitalizes assets, depreciation and amortization of equipment is a necessary element of its costs. To compensate for the limitations of gross operating margin as a measure of the Partnership’s performance, the Partnership’s management believes that it is important to consider operating income determined under GAAP, as well as gross operating margin, to evaluate the Partnership’s operating profitability.

Distributable cash flow, a non-GAAP measure, is defined as net income plus non-cash interest expense, depreciation and amortization expense, unit-based compensation expense and impairment of compression equipment, less maintenance capital expenditures. Adjusted distributable cash flow is distributable cash flow plus certain transaction fees and loss (gain) on sale of equipment. The Partnership’s management believes distributable cash flow and adjusted distributable cash flow are important measures of operating performance because such measures allow management, investors and others to compare basic cash flows the Partnership generates (prior to the establishment of any retained cash reserves by the Partnership’s general partner and the effect of the Partnership’s Distribution Reinvestment Plan) to the cash distributions the Partnership expects to pay its unitholders.

This news release also contains a forward-looking estimate of Adjusted EBITDA and distributable cash flow projected to be generated by the Partnership in its 2014 fiscal year. A reconciliation of Adjusted EBITDA and distributable cash flow to GAAP net cash provided by operating activities is not provided because the items necessary to estimate GAAP net cash provided by operating activities, in particular the change in operating assets and liabilities amounts, are not accessible or estimable at this time. The Partnership does not anticipate the changes in operating assets and liabilities amounts to be material, but changes in accounts receivable, accounts payable, accrued liabilities and deferred revenue could be significant, such that the amount of net cash provided by operating activities would vary substantially from the amount of projected Adjusted EBITDA.

See “Reconciliation of Non-GAAP Financial Measures” for Adjusted EBITDA reconciled to net income and net cash provided by operating activities, and net income reconciled to distributable cash flow and adjusted distributable cash flow.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “continue,” or other similar words, and include the Partnership’s expectation of future performance contained herein. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements can be affected by assumptions used or by known risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this news release. The risk factors and other factors noted throughout this news release could cause actual results to differ materially from those contained in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this news release. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Known material factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements are described in Part II, Item 1A (“Risk Factors”) of the Partnership’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2014, which it expects to file on or before the filing deadline, and include:

•                                          changes in general economic conditions;

•                                          competitive conditions in the industry;

•                                          changes in the long-term supply of and demand for natural gas and crude oil;

•                                          our ability to realize the anticipated benefits of acquisitions and to integrate the acquired assets with our existing fleet;

•                                          actions taken by the Partnership’s customers, competitors and third-party operators;

•                                          changes in the availability and cost of capital;

•                                          operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond the Partnership’s control;

•                                          the effects of existing and future laws and governmental regulations;

•                                          the effects of future litigation; and

•                                          other factors discussed in the Partnership’s filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Contacts:

USA Compression Partners, LP

Joseph C. “Jody” Tusa, Jr.

Chief Financial Officer

512-473-2662

jtusa@usacompression.com

Matthew C.  Liuzzi

SVP — Strategic Development

512-473-2662

mliuzzi@usacompression.com

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for unit amounts — Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013

Revenues:
Contract operations	$55,293	$52,678	$37,925
Parts and service	1,752	588	437
Total revenues	57,045	53,266	38,362
Cost of operations, exclusive of depreciation and amortization	19,430	17,997	11,922
Gross operating margin	37,615	35,269	26,440
Other operating and administrative costs and expenses:
Selling, general and administrative	10,443	10,186	8,313
Depreciation and amortization	18,261	17,044	13,377
Loss (Gain) on sale of assets	63	(2,520)	(52)
Impairment of compression equipment	1,163	—	—
Total other operating and administrative costs and expenses	29,930	24,710	21,638
Operating income	7,685	10,559	4,802
Other Income (Expense)
Interest expense	(2,677)	(3,043)	(3,029)
Other	5	2	2
Total other expense	(2,672)	(3,041)	(3,027)
Net income before income tax expense	5,013	7,518	1,775
Income tax expense	—	—	63
Net Income	$5,013	$7,518	$1,712

Net Income allocated to:
General partner’s interest in net income	$194	$188	$34
Common units interest in net income	$3,338	$5,332	$941
Subordinated units interest in net income	$1,481	$1,998	$737

Weighted average common units outstanding:
Basic	30,460,239	27,290,699	17,947,198
Diluted	30,517,689	27,327,545	17,988,650

Weighted average subordinated units outstanding:
Basic and diluted	14,048,588	14,048,588	14,048,588

Net income per common unit:
Basic	$0.11	$0.20	$0.05
Diluted	$0.11	$0.20	$0.05

Net income per subordinated unit:
Basic and diluted	$0.11	$0.14	$0.05

Distributions paid per limited partner unit in respective periods	$0.50	$0.49	$0.44

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA TO NET INCOME AND NET CASH PROVIDED BY OPERATING ACTIVITIES

(In thousands — Unaudited)

The following table reconciles Adjusted EBITDA to net income and net cash provided by operating activities, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Net income	$5,013	$7,518	$1,712
Interest expense	2,677	3,043	3,029
Depreciation and amortization	18,261	17,044	13,377
Income taxes	—	—	63
Impairment of compression equipment	1,163	—	—
Interest income on capital lease	433	402	—
Unit-based compensation expense	855	1,006	337
Transaction expenses (1)	862	373	1,481
Loss (gain) on sale of assets and other	63	(2,520)	152
Adjusted EBITDA	$29,327	$26,866	$20,151
Interest expense	(2,677)	(3,043)	(3,029)
Income tax expense	—	—	(63)
Interest income on capital lease	(433)	(402)	—
Unit-based compensation expense	(855)	(1,006)	(337)
Impairment of compression equipment	(1,163)	—	—
Transaction expenses for acquisitions	(862)	(373)	(1,481)
Other	2,061	1,297	605
Changes in operating assets and liabilities:
Accounts receivable	5,224	(4,749)	(3,347)
Inventory	2,112	1,661	(1,468)
Prepaids	432	645	(154)
Other non-current assets	3	240	—
Accounts payable	3,025	(1,931)	(4,489)
Accrued liabilities and deferred revenue	2,738	2,395	9,781
Net cash provided by operating activities	$38,932	$21,600	$16,169

(1)         Represents certain transaction expenses related to potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

NET INCOME TO DISTRIBUTABLE CASH FLOW

(In thousands, except for per unit amounts — Unaudited)

The following table reconciles distributable cash flow to net income, its most directly comparable GAAP financial measures, for each of the periods presented:

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Net income	$5,013	$7,518	$1,712
Plus: Non-cash interest expense	43	292	472
Plus: Depreciation and amortization	18,261	17,044	13,377
Plus: Unit-based compensation	855	1,006	337
Plus: Impairment of compression equipment	1,163	—	—
Less: Maintenance capital expenditures (1)	3,305	3,849	3,873

Distributable cash flow	$22,030	$22,011	$12,025

Transaction expenses (2)	862	373	1,633
Loss (gain) on sale of equipment and other	63	(2,520)	—
Adjusted distributable cash flow	$22,955	$19,864	$13,658

GP interest in adjusted distributable cash flow	506	506	349
Adjusted distributable cash flow attributable to LP interest	$22,449	$19,358	$13,309

Distributions for coverage ratio (3)	$22,606	$20,670	$14,851

Distributions reinvested in the DRIP (4)	$13,148	$12,686	$11,888

Distributions for cash coverage ratio (5)	$9,458	$7,984	$2,963

Adjusted distributable cash flow coverage ratio	0.99	0.94	0.90

Cash coverage ratio	2.37	2.42	4.49

(1)         Reflects actual maintenance capital expenditures for the period presented. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets, to maintain the operating capacity of the Partnership’s assets and extend their useful lives, or other capital expenditures that are incurred in maintaining the Partnership’s existing business and related cash flow.

(2)         Represents certain transaction expenses related to potential acquisitions and other items. The Partnership believes it is useful to investors to view its results excluding these fees.

(3)         Represents distribution to the weighted average holders of the Partnership’s units for the quarters ended June 30, 2014 and September 30, 2013. The adjusted distributable cash flow coverage ratio based on units outstanding at the record date for the respective periods is 0.87x and 0.78x. The adjusted distributable cash flow ratio for the quarter ended September 30, 2014 is based on units outstanding at the end of the period.

(4)         Represents distribution to holders enrolled in the Partnership’s Distribution Reinvestment Plan (“DRIP”) as of the record date for each period. An estimate of holders enrolled in the DRIP was made for the period ended September 30, 2014 as the timing of this release was made prior to the record date.

(5)         Represents cash distributions declared for the weighted average of common and subordinated units not participating in the Partnership’s Distribution Reinvestment Plan for the quarters ended June 30, 2014 and September 30, 2013. The cash coverage ratio based on units outstanding at the record date for the respective period is 2.05x and 2.56x. The cash coverage ratio for the quarter ended September 30, 2014 is based on units outstanding at the end of the period.

USA COMPRESSION PARTNERS, LP AND SUBSIDIARIES

Full-Year 2014 Adjusted EBITDA Guidance Range

Reconciliation to Distributable Cash Flow

(In millions — Unaudited)

Guidance
Adjusted EBITDA	$109.0 to $115.0
Less: Cash interest expense	$15.0
Less: Income tax provision	$0.3
Less: Maintenance capital expenditures	$18.7
Distributable cash flow	$75.0 to $81.0